Exhibit 99.1

GAN Reports Preliminary Fourth Quarter and Full Year 2021 Financial Results

Full year revenue of $125 million compared to $35 million in 2020 driven by Coolbet and growth in B2B

Provides full year 2022 revenue expectations of $155 million to $165 million and AEBITDA expectations of $15 million to $20 million

2022 to focus on execution, cost controls and profitability

Announces two new SuperRGS client wins

Irvine, California | March 22, 2022: GAN Limited (NASDAQ: GAN) (the “Company” or “GAN”), a leading North America B2B technology provider of real money internet gaming solutions and a leading International B2C operator of Internet sports betting, today reported its unaudited financial results for the fourth quarter and year ended December 31, 2021.

Dermot Smurfit, CEO of GAN stated:

“Our fourth quarter financial results were adversely affected by the volatile sports margin in our B2C segment consistent with other International operators, which was partially offset by continued strong new customer growth. However, our fourth quarter was highlighted by strategically important wins for GAN along with new state launches for clients such as FanDuel in Connecticut and our entrance into Ontario when iGaming and online sports betting officially goes live. We also completed the successful acquisition of Silverback Gaming to further grow our SuperRGS portfolio of original content. We have not lost sight of the fact that we delivered incredibly strong revenue growth in 2021, made numerous strategic steps toward solidifying our future, and are projecting another year of very strong revenue growth as well as much improved profitability as we achieve better scale.

Looking out to 2022 we envision a year of improved financial performance driven by existing growth in B2C, the launch of Ontario, new state launches in the U.S. and continued momentum behind our key initiatives like SuperRGS, and GAN Sports. We are acutely focused on our profitability in 2022 and have taken decisive actions to improving our profitability metrics and margins. Recent sports wins such as Red Rock Resorts and SuperRGS wins like Entain are demonstrating the value behind the investments we are making in the business and validating the quality of our technology and exclusive content. In addition, we recently took considered legal action to defend our patented intellectual property to ensure that it remains both protected and monetized. We believe our patents are enforceable and we are prepared to take a more proactive approach going forward.”

Fourth Quarter 2021 Compared to Third Quarter 2021 (as adjusted)

●	Total revenue of $30.5 million versus $32.3 million in the prior quarter. The decrease from the prior quarter was driven by abnormally low sports hold in the quarter.

●	B2B segment revenue was $11.3 million versus $11.2 million. Recurring platform and content fees increased $0.9 million, which was offset by a decrease of $0.8 million in Development Services and other as primarily driven by hardware sales.

●	B2C segment revenue was $19.2 million versus $21.1 million. The decrease was driven by an abnormally low sports hold of 4.6%. The handle or amount wagered increased 12% on strong organic demand for the Coolbet product offering.

●	Gross Profit of $19.0 million versus $21.5 million. Gross profit decreased primarily due to the decrease in sports margin within the Company’s B2C segment during the fourth quarter.

●	Operating Expense quarter over quarter comparisons were affected by prior quarter errors relating to capitalized costs that were not capitalizable, that were corrected in the tables below. We are evaluating whether these are material to the prior period filings.

●	Net loss of $8.5 million versus $8.6 million. The quarter over quarter decrease was primarily related to decreases in revenue and increases in cost of revenue and operating costs, partially offset by the favorable impact of a $3.4 million income tax benefit recognized during the fourth quarter versus a $1.5 million income tax expense recognized during the third quarter.

●	Adjusted EBITDA loss of $5.0 million versus $0.8 million. The primary driver of the quarter over quarter change was the above-mentioned low sports hold.

●	B2C Strong KPI’s. B2C continued to grow active customers, deposits and turnover with record-breaking activity and handle of $633 million up 12% from the prior quarter.

●	B2B Gross Operator Revenue (“GOR”) (2) totaled $270.6 million versus $214.8 million in the prior quarter, a 26% increase. The increase was driven by organic growth in several states including Michigan, New Jersey, Pennsylvania and West Virginia along with the launch of a new client in Connecticut.

●	After the 2021 fourth quarter-end, the Company secured two new client acquisitions to add to its growing list of SuperRGS clients – Entain plc (“Entain”) and Lottomatica S.p.A. (“Lottomatica”). The company also secured Oaklawn Racing Casino Resort (Oaklawn), which will be the company’s first U.S. client in the state of Arkansas.

Full Year 2021 Highlights:

●	Total revenue was $125.4 million versus $35.2 million, a 257% increase driven by the successful acquisition of Coolbet and to lesser extent strong growth in our B2B segment.

●	B2B segment revenue was $46.8 million versus $35.2 million, driven by an increase in platform and content fee revenue of $10.7 million. This growth was primarily derived from new RMiG states in Michigan and also included contributions from West Virginia & Connecticut.

●	B2C segment revenue was $78.6 million. On a pro-forma basis, (Coolbet acquisition closed on January 1, 2021) revenue increased 133% or $44.8 million driven by robust growth in active customers.

●	Consolidated segment gross profit, excluding depreciation and amortization, was $84.1 million versus $24.7 million. Gross profit increased primarily due to strong margins within the Company’s B2C segment and higher revenues attributable to organic growth within the Company’s B2B segment.

●	Net loss was $24.9 million versus net loss of $20.2 million. The year over year increase was primarily driven by higher operating costs as a result of the Coolbet acquisition and overall growth of the business within the Company’s B2B segment.

●	Adjusted EBITDA was $(0.1) million versus $(2.3) million. The increase was primarily driven by the integration of Coolbet and revenue growth in B2B.

●	Cash was $39.5 million as of December 31, 2021, which was a decline of $113.2 primarily related to the closing of the Coolbet acquisition and prepaid service fees related to acquiring proven gaming content through licensing agreements.

●	GAN won several industry awards across B2B & B2C. These include EGR North America Awards for Freeplay Gaming Supplier of the Year and Full-Service Platform of the Year, an EGR B2B Award for White Label Partner of the Year, a GGB Gaming & Technology Award for Best Interactive Product, an SBC North America Award for Social Gaming Operator of the Year, a Norwegian TIPS Magazine Award for Bookmaker of the Year, and International Gaming Awards for Innovator of the Year, and Mobile Sports Product of the Year.

●	B2B Gross Operator Revenue (“GOR”) (2) totaled $921.1 million versus $545.2 million last year, a 69% increase. The increase was driven by the launch of a client in Pennsylvania, organic growth, and the launch of a new client in Michigan.

GAN Limited

Key Financial Highlights

(Unaudited, in thousands unless otherwise specified)

	Three Months Ended				Year Ended December 31,
	December 31, 2021	September 30, 2021 (as reported)	September 30, 2021 (as adjusted)	December 31, 2020	2021	2020
Revenues
B2B	$11,271	$11,168	$11,168	$8,900	$46,840	$35,159
B2C	19,207	21,093	21,093	—	78,594	—
Total revenues	$30,478	$32,261	$32,261	$8,900	$125,434	$35,159

Profitability Measures
B2B segment gross profit (1)	$8,303	$7,585	$7,585	$5,327	$35,240	$24,688
B2B segment gross profit margin (1)	73.7%	67.9%	67.9%	59.9%	75.2%	70.2%
B2C segment gross profit (1)	$10,678	$13,875	$13,875	$—	$48,821	$—
B2C segment gross profit margin (1)	55.6%	65.8%	65.8%	N/A	62.1%	N/A
Net loss	$(8,531)	$(7,920)	$(8,621)	$(8,329)	$(24,901)	$(20,217)
Adjusted EBITDA (7)	$(5,004)	$39	$(793)	$(6,017)	$(84)	$(2,264)

Key Performance Indicators
B2B Gross Operator Revenue (2) (in millions)	$270.6	$214.8	$214.8	$131.8	$921.1	$545.2
B2B Take Rate (3)	4.2%	5.2%	5.2%	6.8%	5.1%	6.4%
B2C Active Customers (4)	221,879	198,884	198,884	90,515	394,082	158,000
B2C Marketing Spend Ratio (5)	20%	15%	15%	15%	15%	19%
B2C Sports Margin (6)	4.6%	6.8%	6.8%	8.0%	6.8%	6.7%

2022 Outlook

Karen Flores, CFO of GAN added:

“We are introducing our full-year 2022 revenue expectation for $155 million to $165 million which indicates year-over-year growth of 28% at the midpoint. We also expect to deliver Adjusted EBITDA in the range of $15 million to $20 million as we expect better scale to deliver improved operating leverage. Our focus in 2022 is placing additional emphasis on our path to profitability and ensuring we capture the margin profile we are capable of attaining. We are entering the new year with encouraging momentum around the launch of new clients and the advancement of initiatives such as SuperRGS and GAN Sports while strategically focused on implementing cost controls to accelerate profitability to help drive improved shareholder returns in 2022.”

Conference Call Details

Date/Time:	Tuesday, March 22, 2022, at 4:30 PM ET
Webcast:	https://www.webcast-eqs.com/register/ganlimited20220322/en
U.S. Toll-Free Dial-in:	(866) 682-6100
International Dial-in:	(862) 298-0702

To access the call, please dial in approximately ten minutes before the start of the call. An accompanying slide presentation will be available in PDF format on the “Events & Presentations” page of the investor relations portion of the Company’s website (http://investors.gan.com) after issuance of the earnings release.

About GAN Limited

GAN is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry and is a market-leading operator of proprietary online sports betting technology with market leadership positions in selected European and Latin American markets. GAN has developed a proprietary internet gambling enterprise software system, GameSTACK™, which it licenses to land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling, encompassing internet gaming, internet sports betting and social casino gaming branded as ‘Simulated Gaming.’

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s revenue guidance, the Company’s anticipated trends in revenues (including new customer launches) and operating expenses, the anticipated improvement in profitability for the second half of 2021, the anticipated launch of regulated gaming in new U.S. states, the expected integration of Coolbet’s sports betting technology and international B2C operations, the anticipated launch timing of the B2B sportsbook technology solution in the U.S., as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

Key Performance Indicators and Non-GAAP Financial Measures

This presentation uses certain non-GAAP financial measures as defined in Securities and Exchange Commission rules. The Company reports financial results in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and also communicates with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable U.S. GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of the Company’s financial results that are prepared in accordance with U.S. GAAP.

(1)	The Company excludes depreciation and amortization in certain segment calculations.

(2)	The Company defines B2B Gross Operator Revenue as the sum of its B2B corporate customers’ gross revenue from RMiG, and gross sports win from sportsbook offerings. B2B Gross Operator Revenue, which is not comparable to financial information presented in conformity with U.S. GAAP, gives management and users of our financial statements an indication of the extent of transactions processed through the Company’s B2B corporate customers’ platforms and allows management to understand the extent of activity that the Company’s platform is processing.

(3)	The Company defines B2B Take Rate as a quotient of B2B net revenue retained by the Company over the total gross revenue generated by our B2B corporate customers. B2B net revenue is calculated by deducting from gross revenue, the statutory taxes, promotional bonuses, and our B2B customer’s share defined by commercial agreements. B2B Take Rate gives management and users of our financial statements an indication of the impact of the statutory terms and the efficiency of the commercial terms on the business.

(4)	The Company defines B2C Active Customers as a user that places a wager during the period. This metric allows management to monitor the customer segmentation, growth drivers, and ultimately creates opportunities to identify and add value to the user experience. This metric allows management and users of the financial statements to measure the platform traffic and related trends.

(5)	The Company defines B2C Marketing Spend Ratio as the total B2C direct marketing expense for the period divided by the total B2C revenues. This metric allows management to measure the success of marketing costs during a given period. Additionally, this metric allows management to compare across jurisdictions and other subsets, as an additional indication of return on marketing investment.

(6)	The Company defines B2C Sports Margin as the ratio of wagers minus winnings to total amount wagered, adjusted for open wagers at period end. Sports betting involves a user placing a bet on the outcome of a sporting event with the chance to win a pre-determined amount, often referred to as fixed odds. Our B2C sportsbook revenue is generated by setting odds that are intended to provide a built-in theoretical margin in each sports bet offered to our users. This metric allows management to measure sportsbook performance against its expected outcome.

(7)	Management uses the non-GAAP measure of Adjusted EBITDA to measure its financial performance. Specifically, it uses Adjusted EBITDA (i) as a measure to compare its operating performance from period to period, as it removes the effect of items not directly resulting from core operations, and (ii) as a means of assessing its core business performance against others in the industry, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and unusual and infrequent events. The Company defines Adjusted EBITDA as net income (loss) before interest expense (income), net income tax expense (benefit), depreciation and amortization, impairments, share-based compensation expense and related expense, initial public offering related costs and other items which the Board of Directors considers to be infrequent or unusual in nature. The presentation of Adjusted EBITDA is not intended to be used in isolation or as a substitute for any measure prepared in accordance with U.S. GAAP and Adjusted EBITDA may exclude financial information that some investors may consider important in evaluating the Company’s performance. Because Adjusted EBITDA is not a U.S. GAAP measure, the way the Company defines Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the industry.

Investor Contacts:

GAN Robert Shore Vice President, Investor Relations & Capital Markets (610) 812-3519 rshore@GAN.com	Alpha IR Group Ryan Coleman or Davis Snyder (312) 445-2870 GAN@alpha-ir.com

GAN Limited

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended				Year Ended December 31,
	December 31, 2021	September 30, 2021 (as reported)	September 30, 2021 (as adjusted)	December 31, 2020	2021	2020

Revenue	$30,478	$32,261	$32,261	$8,900	$125,434	$35,159

Operating costs and expenses
Cost of revenue (1)	11,497	10,801	10,801	3,573	41,373	10,471
Sales and marketing	6,948	5,657	5,657	1,264	22,186	5,046
Product and technology	6,590	4,634	5,408	2,939	21,660	11,032
General and administrative (1)	13,596	12,895	12,888	8,528	48,813	24,825
Depreciation and amortization	4,196	4,646	4,580	884	16,919	3,257
Total operating costs and expenses	42,827	38,633	39,334	17,188	150,951	54,631

Operating loss	(12,349)	(6,372)	(7,073)	(8,288)	(25,517)	(19,472)
Interest expense (income), net	(31)	—	—	—	(30)	392
Other income, net	(378)	—	—	—	(378)	—
Loss before income taxes	(11,940)	(6,372)	(7,073)	(8,288)	(25,109)	(19,864)
Income tax expense (benefit)	(3,409)	1,548	1,548	41	(208)	353
Net loss	$(8,531)	$(7,920)	$(8,621)	$(8,329)	$(24,901)	$(20,217)

Loss per share, basic and diluted	$(0.20)	$(0.19)	$(0.20)	$(0.27)	$(0.59)	$(0.75)

Weighted average ordinary shares outstanding, basic and diluted	42,203,724	42,061,396	42,061,396	30,644,044	42,023,327	27,006,058

(1)	Excludes depreciation and amortization

GAN Limited

Segment Revenue and Gross Profit (Unaudited)

(in thousands)

	Three Months Ended			Year Ended December 31,
	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020
Revenue
B2B
Platform and content fees	$9,683	$8,743	$6,939	$36,935	$26,208
Development services and other	1,588	2,425	1,961	9,905	8,951
Total B2B revenue	11,271	11,168	8,900	46,840	35,159

B2C
Gaming	19,207	21,093	—	78,594	—
Total B2C revenue	19,207	21,093	—	78,594	—

Total revenue	$30,478	$32,261	$8,900	$125,434	$35,159

Gross Profit
B2B
Revenue	$11,271	$11,168	$8,900	$46,840	$35,159
Cost of revenue (1)	2,968	3,583	3,573	11,600	10,471
B2B segment gross profit	8,303	7,585	5,327	35,240	24,688
B2B segment gross profit margin	73.7%	67.9%	59.9%	75.2%	70.2%

B2C
Revenue	19,207	21,093	—	78,594	—
Cost of revenue (1)	8,529	7,218	—	29,773	—
B2C segment gross profit	10,678	13,875	—	48,821	—
B2C segment gross profit margin	55.6%	65.8%	—%	62.1%	—%

Total segment gross profit	$18,981	$21,460	$5,327	$84,061	$24,688
Total segment gross profit margin	62.3%	66.5%	59.9%	67.0%	70.2%

(1)	Excludes depreciation and amortization

GAN Limited

Revenue by Geography (Unaudited)

(in thousands)

	Three Months Ended			Year Ended December 31,
	December 31, 2021	September 30, 2021	December 31, 2020	2021	2020
Revenue by geography *
United States	$9,656	$9,100	$7,394	$39,062	$29,351
Europe	10,454	11,598	1,487	47,309	5,759
Latin America	8,723	9,854	—	32,434	—
Rest of the world	1,645	1,709	19	6,629	49
Total	$30,478	$32,261	$8,900	$125,434	$35,159

*	Revenue is segmented based on the location of the Company’s customer.

GAN Limited

Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended				Year Ended December 31,
	December 31, 2021	September 30, 2021 (as reported)	September 30, 2021 (as adjusted)	December 31, 2020	2021	2020

Net loss	$(8,531)	$(7,920)	$(8,621)	$(8,329)	$(24,901)	$(20,217)
Income tax expense (benefit)	(3,409)	1,548	1,548	41	(208)	353
Interest expense (income), net	(31)	—	—	—	(30)	392
Depreciation and amortization	4,196	4,646	4,580	884	16,919	3,257
Share-based compensation and related expense	2,771	1,765	1,700	1,387	8,136	10,181
Initial public offering transaction related	—	—	—	—	—	2,831
Tax related provisions	—	—	—	—	—	939
Adjusted EBITDA	$(5,004)	$39	$(793)	$(6,017)	$(84)	$(2,264)

GAN Limited

Historical Normalized Revenue and Adjusted EBITDA (As adjusted, Unaudited)

(in thousands)

	Three Months Ended,				Year Ended
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	December 31, 2021

Revenue
Revenue(1)	$28,067	$34,628	$32,261	$30,478	$125,434
Normalized adjustments (2)	(42)	(4,231)	36	4,237	—
Normalized Revenue	$28,025	$30,397	$32,297	$34,715	$125,434

Sports Margin
Actual sports margin	6.8%	9.7%	6.8%	4.6%	6.9%
Normalized sports margin	6.9%	6.9%	6.9%	6.9%	6.9%

Revenue to Gross Gaming Revenue (GGR) Ratio
Actual revenue to GGR ratio	75.3%	78.7%	74.8%	67.0%	74.7%
Normalized revenue to GGR ratio	74.7%	74.7%	74.7%	74.7%	74.7%

(1) Q1 results reflect immaterial corrections resulting from a refinement of the accounting processes undertaken during the Company’s evaluation of internal controls and audit processes.

(2) The adjustments are based on the effects of a normalized 6.9% sports margin and a normalized revenue to gross gaming revenue ratio of 74.7%, in each case equal to the annualized ratios within the B2C segment. Sports margin is the ratio of GGR to total amount wagered, which allows management to measure sportsbook performance against the expected outcome. The revenue to GGR ratio is driven by customer incentives, including free bets, sign-up and retention bonuses, and allows management to measure the impact of bonus spend on net revenue. The revenue to GGR ratio may fluctuate based on the number of new users acquired during the period.